UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2013

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

The previously announced cash tender offer (the “Tender Offer”) by Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), for any and all of its $325 million aggregate outstanding principal amount of 8¾% Senior Subordinated Notes due 2019 (CUSIP 707569 AN9) (the “Notes”) expired at 5:00 p.m., New York City time, on November 13, 2013 (the “Expiration Date”). As of the Expiration Date, $292.80  million aggregate principal amount of Notes had been validly tendered and not validly withdrawn at or prior to the withdrawal deadline. $292.68 million aggregate principal amount of such tendered Notes had been validly tendered on or prior to the early settlement date of October 30, 2013, and previously were accepted for purchase and purchased on October 30, 2013. The remaining $0.12 million aggregate principal amount of such tendered Notes were validly tendered after the early settlement date and at or prior to the Expiration Date and were accepted for purchase and purchased on November 14, 2013. The remaining $32.20 million outstanding aggregate principal amount of the Notes not tendered in the Tender Offer will be redeemed by the Company on November 29, 2013 at a redemption price equal to a make-whole amount, which will be calculated three business days before the redemption date as further set forth in the indenture governing the Notes, plus accrued and unpaid interest to, but not including, the redemption date. The Company previously called such outstanding Notes for redemption, and effected the satisfaction and discharge of the indenture governing the Notes, on October 30, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 14, 2013	PENN NATIONAL GAMING, INC.

	By:	/s/ Robert Ippolito
	Name:	Robert Ippolito
	Title:	Vice President, Secretary and Treasurer

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